(Translation)

October 18, 2016

Company Name:	Acucela Inc.
Title and Name of Representative:	Ryo Kubota, Chairman,
President and Chief Executive Officer
(TSE Mothers: Code 4589)
Contact:	Tomomi Sukagawa,
Director, Japan Office, Acucela Inc.
(TEL: 03-5789-5872 (main))
Attorney in fact:	Ken Takahashi, Attorney at law
Baker & McKenzie (Gaikokuho Joint Enterprise)
(TEL: 81-3-6271-9900)

Notice of Resolutions of the Annual Meeting of Shareholders

Notice is hereby given that the following matters were resolved at the Annual Meeting of Shareholders of Acucela Inc. (the "Company") held on October 18, 2016 Pacific Time in Seattle, Washington.

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Proposal 1: Adoption of the Merger Agreement

The merger agreement (the “Merger Agreement”) by and among the Company, Acucela Japan KK, a wholly-owned subsidiary of the Company organized under the laws of Japan, which will become Kubota Pharmaceutical Holdings Co., Ltd. (“Kubota Holdings”), and Acucela North America Inc. (“US Merger Co”), a wholly-owned subsidiary of Kubota Holdings, pursuant to which the Company will be merged with and into US Merger Co, with US Merger Co surviving the merger as a wholly-owned subsidiary of Kubota Holdings and assuming the name of Acucela Inc., and whereby each issued and outstanding share of the Company’s common stock will be cancelled and converted into the right to receive one share of common stock of Kubota Holdings was adopted.

Proposal 2: Election of Directors

All five of the director nominees were elected to hold office until the annual meeting of shareholders in 2017, and until his successor has been duly elected and qualified, or until his earlier death, resignation or removal.

Nominees: Mr. Shintaro Asako
Dr. Ryo Kubota

Dr. Shiro Mita
Mr. Eisaku Nakamura
Mr. Robert Takeuchi

Proposal 3: To Ratify the Appointment of BDO USA, LLP as the Company’s Independent Registered Public Accounting Firm for the Year Ending December 31, 2016

The appointment of BDO USA, LLP as the Company's independent registered public accountants for fiscal 2016 was ratified.

Proposal 4: Approval of adjournment if necessary to solicit additional proxies if insufficient votes to adopt the Merger Agreement

The adjournment proposal was not acted upon at the Annual Meeting of Shareholders as there were sufficient votes to approve the foregoing proposals.

END

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